Oregon Pacific Bancorp Reports Quarter and Year End Earnings

FLORENCE, OR -- 02/09/2007 -- OREGON PACIFIC BANCORP (OTCBB: OPBP), holding company for Oregon Pacific Banking Co. (the "Bank"), reported record net income for 2006 of $1.99 million or $0.91 per common share, compared to $1.87 million or $0.87 per common share, for the same period in 2005. This represents an increase of 6.5% even though 2005 had two large one-time revenues not experienced in 2006. Net income for the fourth quarter of 2006 totaled $503 thousand, or $0.23 per fully diluted common share compared to $487 thousand, or $0.22 per diluted common share, for 2005, an increase of 3.3%.

Interest income totaled $11.74 million for the full year of 2006, compared to $9.98 million in 2005; fourth quarter interest income was $3.03 million and $2.60 million for 2006 and 2005, respectively. Total interest expense was $3.28 million in 2006, compared to $2.28 million in 2005. For the fourth quarter interest expense increased to $895 thousand from $668 thousand in 2005. The net interest income increase was attributable to increases in short-term interest rates by the Federal Reserve Bank through June 2006 affecting the Bank's loan portfolio with mostly variable rates. The net interest margin increased 42 basis points, from 5.42% to 5.89% for the year ended December 31, 2006.

Noninterest income totaled $2.74 million in 2006, a 2.0% decrease from the $2.79 million recorded in 2005. For the fourth quarter, noninterest income increased 7.4% to $704 thousand from $655 thousand in 2005. The decrease for the year was due to slowing in the real estate mortgage market.

Total assets for the company were $151.3 million at December 31, 2006, compared to $150.4 million at December 31, 2005, a less than 1% increase. Net loans were $121.1 million, representing a 3% increase over last year-end's balance of $118.0 million. Deposits, reported at $120.6 million, represented a less than 1% decrease over the $121.3 reported at year-end 2005.

In making the announcement, President and Chief Executive Officer Jim Clark commented, "We are facing the challenges of a flat-to-inverted yield curve, strong competition for loans and deposits, and a slowing in the housing market and economy as a whole. We expect the economy to remain stagnant for much of the coming year but steps are being taken to continue the increase in our profitability."

Oregon Pacific Bancorp is a Florence-based financial holding company which operates 4 banking centers in Oregon. The Company's stock is traded on the OTC Bulletin Board under the symbol "OPBP."

The discussions included in this release contain statements that may be deemed forward-looking statements within the meaning of the federal securities laws. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward-looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of the Company's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions.

                          OREGON PACIFIC BANCORP
                      Selected Financial Information
                  (In thousands, except per share data)

                              Three months ended           Year ended
                                 December 31,             December 31,
                              2006          2005        2006       2005
                          ------------  ------------  ---------  ---------
Condensed Results of
 Operations

Interest income           $      3,025  $      2,597  $  11,735  $   9,975
Interest expense                   895           668      3,279      2,283
Net interest income              2,130         1,929      8,456      7,692
Provision for possible
 loan losses                         -           (30)        26        215
Noninterest income                 704           655      2,738      2,794
Salaries and employee
 benefits expense                1,182         1,303      4,896      4,562
Occupancy and equipment
 expense                           224           221        906        885
Other noninterest expense          639           593      2,285      2,049
                          ------------  ------------  ---------  ---------
Operating income before
 provision for taxes               789           497      3,081      2,775
Provision for income
 taxes                             286            10      1,095        910
                          ------------  ------------  ---------  ---------

Net income                $        503  $        487  $   1,986  $   1,865
                          ============  ============  =========  =========

Income per share of
 common stock
  Basic                   $       0.23  $       0.23  $    0.91  $    0.87
  Diluted                 $       0.23  $       0.22  $    0.91  $    0.86

Weighted average shares
 outstanding
  Basic                      2,185,681     2,162,449  2,178,967  2,154,932
  Diluted                    2,195,228     2,172,658  2,187,141  2,162,826

                                                           December 31,
Selected Balance Sheet           December 31,              2005 to 2006
 Data                         2006          2005       Change    % Change
                          ------------  ------------  ---------  ---------
Total Assets              $    151,305  $    150,441  $     864        0.6%
Loans outstanding, net    $    121,067  $    117,986  $   3,081        2.6%
Investment securities     $     11,320  $     12,667  $  (1,347)     -10.6%
Deposits                  $    120,611  $    121,329  $    (718)      -0.6%
Shareholders' equity      $     11,901  $     10,263  $   1,638       16.0%
Shareholders' equity per
 common share             $       5.54  $       4.78  $    0.76       16.0%

Loan allowance to total
 loans                             1.6%          1.5%       0.0%
Net loans to deposits            100.4%         97.2%       3.1%

Other data
Return on average equity         18.03%        21.62%      -3.6%     -16.6%
Return on average assets          1.27%         1.27%       0.0%       0.0%

For more information, call:

James P. Clark
President and CEO

Joanne Forsberg
Corporate Secretary and CFO

at (541) 997-7121
Website:  http://www.opbc.com